Exhibit 16.1

January 22, 2024

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Commissioners,

We have read the statements of First Capital, Inc. included under Item 4.01(a) “Dismissal of Independent Registered Public Accounting Firm” of its Current Report on Form 8-K filed on January 22, 2024. We agree with such statements that concern our firm.

Sincerely,

/s/ Monroe Shine & Co., Inc.

New Albany, Indiana